Offer To Purchase For Cash

All Outstanding Shares of Common Stock
(Together with Associated Preferred Stock Purchase Rights)
at
$15.35 Net per Share
of
i-STAT CORPORATION
by
Senator Acquisition Corporation

a wholly owned subsidiary of
ABBOTT LABORATORIES

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, JANUARY 27, 2004, UNLESS THE OFFER IS EXTENDED.

To Our Clients:

        Enclosed for your consideration is the Offer to Purchase dated December 29, 2003 (the "Offer to Purchase") and a related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer") in connection with the offer by Senator Acquisition Corporation, a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Abbott Laboratories, an Illinois corporation ("Abbott"), to purchase (i) all outstanding shares of common stock, par value $.15 per share, of i-STAT Corporation, a Delaware corporation (the "Company"), together with the associated preferred stock purchase rights issued pursuant to the Stockholder Protection Agreement, dated as of June 26, 1995, between the Company and Wachovia Bank, N.A., as successor to First Fidelity Bank, National Association, as rights agent (the "Common Shares"), at a price of $15.35 per Common Share, (ii) all outstanding shares of Series D Convertible Preferred Stock, par value $.10 per share, of the Company (the "Series D Shares") at a price per Series D Share of $15.35 multiplied by the number of Common Shares issuable upon conversion of a Series D Share as of the final expiration of the Offer and (iii) all outstanding six-year warrants to purchase Common Shares expiring in 2007 and having an exercise price of $8.00 per Common Share (the "Warrants," and together with the Common Shares and Series D Shares, the "Securities"), at a price of $7.35 per Common Share purchasable pursuant to each such Warrant, in each case net to the seller in cash without interest upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal enclosed herewith.

        We or our nominees are the holder of record of Common Shares for your account. A tender of such Common Shares can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Common Shares held by us for your account.

        We request instructions as to whether you wish us to tender any or all of the Common Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase. Your attention is directed to the following:

  1.
  The offer price is $15.35 per Common Share, net to you in cash without interest.

  2.
  The Offer is being made for all outstanding Common Shares.

  3.
  The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of December 12, 2003 (the "Merger Agreement"), by and among Abbott, the Purchaser and the Company. The Merger Agreement provides, among other things, that the Purchaser will be merged with and into the Company (the "Merger") following the satisfaction or waiver of each of the conditions to the Merger set forth in the Merger Agreement. Following the Merger, the Company will continue as the surviving corporation, wholly owned by Abbott and the separate corporate existence of the Purchaser will cease. At the effective time of the Merger, each outstanding Common Share (other than Common Shares that are held by the Company, any of its subsidiaries, Abbott or Purchaser, and other than Common Shares that are held by stockholders, if any, who properly exercise dissenters' rights under Delaware law) will be converted into the same price per Common Share, in cash, without interest, as paid pursuant to the Offer.

  4.
  The Board of Directors of the Company unanimously (i) approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereby, (ii) determined that the terms of the Offer and the Merger are fair to and in the best interests of the Company and its stockholders, and (iii) recommends that the holders of Common Shares and Series D Shares accept the Offer and tender their Common Shares and Series D Shares pursuant to the Offer.

  5.
  The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on Tuesday, January 27, 2004, unless the Offer is extended.

  6.
  Any stock transfer taxes applicable to the sale of Common Shares to the Purchaser pursuant to the Offer will be paid by the Purchaser, except as otherwise provided in the Letter of Transmittal.

        The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn prior to the expiration of the Offer a number of Securities that, together with all Common Shares beneficially owned by Abbott or the Purchaser, represents at least a majority in voting power of the total outstanding voting securities of the Company on a fully diluted basis, after giving effect to the exercise, conversion or termination of all options, warrants, rights and securities exercisable or convertible into such voting securities and (ii) the applicable waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, having expired or been terminated and any consents, approvals and filings under any foreign antitrust law, the absence of which would prohibit the purchase of all Securities tendered pursuant to the Offer, having been obtained or made prior to the expiration of the Offer. See Section 15 of the Offer to Purchase for additional conditions to the Offer.

        The Offer is made solely by the Offer to Purchase and the related Letter of Transmittal and is being made to all holders of Securities. The Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Securities pursuant thereto, the Purchaser shall make a good faith effort to comply with such state statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, the Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) holders of Securities in such state. In those jurisdictions where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser by Goldman, Sachs & Co., the Dealer Manager for the Offer, or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

        If you wish to have us tender any or all of your Common Shares, please so instruct us by completing, executing, detaching and returning to us the instruction form contained in this letter. An envelope to return your instructions to us is also enclosed. If you authorize the tender of your Common Shares, all such Common Shares will be tendered unless otherwise specified in this letter. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the expiration date of the Offer.

Instruction Form

Offer To Purchase For Cash
All Outstanding Shares of Common Stock
(Together with Associated Preferred Stock Purchase Rights)
at
$15.35 Net per Share
of
i-STAT CORPORATION
by
Senator Acquisition Corporation

a wholly owned subsidiary of
ABBOTT LABORATORIES

        The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated December 29, 2003 and the related Letter of Transmittal in connection with the offer by Senator Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Abbott Laboratories, an Illinois corporation, to purchase all outstanding shares of common stock, par value $.15 per share, of i-STAT Corporation, a Delaware corporation (the "Company"), together with the associated preferred stock purchase rights (the "Common Shares"), all outstanding shares of Series D Convertible Preferred Stock, par value $.10 per share, of the Company and all outstanding six-year warrants to purchase Common Shares, expiring in 2007 and having an exercise price of $8.00 per Common Share, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

        This will instruct you to tender to the Purchaser the number of Common Shares indicated below (or, if no number is indicated below, all Common Shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

Account No.:
Number of Common Shares to be Tendered:	*
Dated:	, 200

SIGN HERE
Signature(s)
Print Names(s)
Print Address(es)
Area Code and Telephone Number(s)
Taxpayer Identification or Social Security Number(s)

*
Unless otherwise indicated, it will be assumed that all Common Shares held by us for your account are to be tendered.